CONTACT:	John Zettler 715 836-9994 x109
DATE:	August 4, 2005
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
THIRD QUARTER EARNINGS

EAU CLAIRE, Wisc.-- Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $272,509 for the quarter ending June 30, 2005, compared to $240,649 for the prior year quarter. Earnings for the nine months ended June 30, 2005 totaled $856,499 compared to $608,571 for the nine months ended June 30, 2004.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.09 were reported for the three months ending June 30, 2005, compared to $.08 per share for the prior year quarter. Basic earnings per share of $.29 were reported for the nine months ending June 30, 2005. Earnings per share data for the prior nine-month period is not meaningful, as Citizens Community Federal was a mutual savings bank with no stock outstanding prior to March 29, 2004.

Net interest income for the quarter ended June 30, 2005 totaled $1.9 million compared to $1.7 million for the prior year period. Net interest income for the nine months ended June 30, 2005 totaled $5.6 million compared to $4.9 million for the prior nine-month period. The increase in net interest income was due to an increase in the balance of loans receivable partially offset by the increase in interest expense and the decrease in average loan yield.

Non-interest income increased to $423,000 for the quarter ending June 30, 2005, compared to $359,000 for the same period in 2004.

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Citizens Community Bancorp...

For the nine-month period ending June 30, 2005, non-interest income increased to $1.5 million, from $1.0 million, for the nine-month period ending June 30, 2004. The increase for both periods came primarily as a result of income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services. The Company was a stockholder and member of PULSE-EFT. As a result of the merger, it received $384,467 in pre-tax income in the second quarter of fiscal 2005 and a final payment of $63,562 in the third quarter of fiscal year 2005.

Non-interest expense increased from $1.6 million to $1.8 million for the three months ended June 30, 2005. Non-interest expense increased from $4.6 million for the nine- month period ended June 30, 2004 to $5.5 million for the same period in 2005. The increase was due primarily to the additional operating costs associated with our new branch offices, located in Oakdale and Mankato, Minnesota, normal salary increases and the cost associated with being a publicly reporting company.

Total assets increased by $29.9 million, or 18.5%, to $191.9 million at June 30, 2005, from $162.0 million as of September 30, 2004. The increase in assets was primarily attributable to an increase in loans receivable.

Shareholder's equity decreased $22,000 to $19,584,000 at June 30, 2005, from $19,606,000 at September 30, 2004. The decrease was a result of repurchasing 59,618 shares of common stock at a total cost of $894,866 and cash dividends paid of $145,487, partially offset by the net earnings for the period.

Subsequent to the end of the most recent quarter, Citizens Community Federal successfully completed a merger with Michigan-based Community Plus - a federally chartered mutual savings bank headquartered in Rochester Hills. The merger became effective July 1, 2005, pursuant to the Agreement and Plan of Merger, dated as of January 6, 2005.

Citizens Community Bancorp, based in Eau Claire, Wisconsin, is the mid-tier holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

SELECTED FINANCIAL INFORMATION

	June 30, 2005	September 30, 2004

Selected Financial Condition Data
Total Assets	$191,924,706	$161,979,796
Cash and Cash equivalents	$4,176,951	$4,768,007
Loans receivable, net	$181,576,428	$152,376,330
Allowance for Loan Losses	($713,638)	($554,210)
Deposits	$137,499,997	$127,976,262
Federal Home Loan Bank Advances	$33,500,000	$13,500,000
Total Equity	$19,583,599	$19,605,923

	Three Months Ended June 30,		Nine Months Ended June 30,

	2005	2004	2005	2004

Selected Operations Data
Total Interest and Dividend Income	$2,915,970	$2,410,550	$8,312,847	$7,041,972
Interest expense	$1,020,987	$669,540	$2,669,808	$2,141,538

Net Interest Income	$1,894,983	$1,741,010	$5,643,039	$4,900,434
Provision for loan losses	$103,200	$99,999	$305,336	$295,998

Net Interest Income After Provision For Loan Loss	$1,791,783	$1,641,011	$5,337,703	$4,604,436
Total Noninterest Income	$422,933	$358,855	$1,531,433	$1,036,474
Total Noninterest Expense	$1,778,552	$1,602,550	$5,450,696	$4,635,566

Income before provision for income tax	$436,164	$397,316	$1,418,440	$1,005,344
Provision for income taxes	$163,655	$156,667	$561,941	$396,773

Net Income	$272,509	$240,649	$856,499	$608,571

Earnings per share	$0.09	$0.08	$0.29	NA